Exhibit 99.1

ContraVir Pharmaceuticals Granted FDA Meeting to Discuss Proposal for Phase 3 Trial of FV-100

Proposed Clinical Trial Will Assess Potential of FV-100 to Prevent Shingles-Associated PHN Pain

EDISON, N.J., Jan. 7, 2015 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it has been granted a Type B meeting with the U.S. Food and Drug Administration (FDA) to discuss its proposal for the design of a Phase 3 trial of ContraVir’s lead antiviral candidate, FV-100.  The meeting will take place in the first quarter of 2015 and will focus on evaluating both completed and planned FV-100 clinical studies, including the proposed upcoming Phase 3 trial of FV-100 to prevent the debilitating shingles-associated pain known as post-herpetic neuralgia (PHN).

While antivirals are approved to treat the viral infection underlying shingles, there are currently no approved antiviral therapies for preventing PHN.  It remains a major unmet medical need, and ContraVir has been exploring the potential of FV-100 to prevent the severe and long-lasting effects of this condition.

“ContraVir is well positioned to capture the growing demand for PHN treatments, and we are confident in our current clinical plan for FV-100,” said James Sapirstein, Chief Executive Officer of ContraVir.  “We requested this meeting with the FDA to help us define primary outcomes and analyses, which will form the foundation of our registration package.”

About FV-100
FV-100 is a fast acting, low dose, once-daily oral antiviral agent being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain, known as post-herpetic neuralgia, or PHN.

About ContraVir Pharmaceuticals
ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in Phase 2 clinical development. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus (VZV).  Published preclinical studies demonstrate that FV-100 is significantly more potent against VZV than acyclovir, famcyclovir, and valacyclovir, the FDA approved drug for treating shingles. Moreover, FV-100 has been shown to have a more rapid onset of antiviral activity in preclinical models, and may fully inhibit the replication of VZV more rapidly than these drugs at significantly lower concentration levels and with a better dosing regimen.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir DF (Viread®).  CMX157 is active against HBV and more than 200-fold more potent in vitro versus tenofovir against all major HIV subtypes resistant to current therapies.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.  ContraVir intends to develop CMX157 for HBV and HIV.  ContraVir was formed in May 2013 by Synergy Pharmaceuticals Inc. (SGYP) and spun off as an independent public company in January 2014. For more information, please visit www.contravir.com.

Forward Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686